Exhibit 99.1

Media contacts:	Investor contacts:
Judi Frost Mackey, +1 212 632 1428	Michael J. Castellano, +1 212 632 8262
judi.mackey@lazard.com	Chief Financial Officer

Monica Orbe, +1 212 632 6968	Jean Selden Greene, +1 212 632 1905
monica.orbe@lazard.com	investorrelations@lazard.com

LAZARD TO ACQUIRE PRE-IPO EQUITY UNITS
OF LAZARD ASSET MANAGEMENT

– Simplifies Lazard capital structure, creates stronger alignment across businesses, and provides strategic flexibility for the firm –

NEW YORK, August 14, 2008 – Lazard Ltd (NYSE: LAZ) announced today that it has signed a definitive agreement to acquire Lazard Asset Management (LAM) equity units that the firm does not currently own.  All required approvals have been obtained.  The transaction is expected to close in the third quarter of 2008, at which time Lazard expects to record a non-recurring, one-time after-tax charge of approximately $183 million.

This acquisition of the LAM equity units is essentially an exchange of pre-IPO goodwill equity interest in LAM for cash and stock.  This transaction will eliminate all historical LAM equity interests not owned by Lazard, simplify Lazard’s capital structure, increase the firm’s flexibility for growth and limit the firm’s potential financial exposure.  This structure further aligns the interests of all Lazard’s employees with the firm’s shareholders.

“We saw this transaction and its terms as an attractive opportunity to further simplify our structure and to better position us to create future growth,” said Bruce Wasserstein, Chairman and CEO of Lazard.  “We believe it will enhance the asset value per share of Lazard common stock.   This transaction also provides holders of LAM equity units with enterprise ownership, liquidity and further participation in the firm’s success.”

“We are pleased to resolve the legacy ownership structure of LAM, and look forward to the result of aligning the best interests of our clients and all of our shareholders, including our employees,” said Ashish Bhutani, CEO of LAM.  “We have built a diversified and successful global business.  We look forward to the opportunity of continuing to provide superior investment solutions for our clients worldwide.”

LAM equity units, held by certain current and former LAM managing directors and other LAM employees, represent a contingent minority interest in LAM.  These units entitle holders to payments equaling approximately 23% of the net proceeds or imputed valuation of LAM in connection with certain fundamental transactions, such as an asset sale, combination, merger, or possibly a major acquisition, involving Lazard or LAM.  The LAM equity units are not entitled to share in the operating results of LAM.

– more –

Under the terms of the agreement, LAM equity unit holders will receive approximately $60 million in cash at the closing of the transaction and approximately $180 million payable in three years (October 31, 2011), comprising $90 million in cash and 2,201,266 shares in Lazard Class A common stock.  The cash consideration is expected to be paid from existing cash balances.

Substantially all active managing directors who are equity unit holders have signed delayed payment agreements that postpone the year three payments to the eighth anniversary of the closing of the transaction (or in certain circumstances, the six and one-half anniversary of the employee’s departure date), if the individual has voluntarily left the firm prior to October 31, 2011.

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Lazard Asset Management LLC (LAM), an indirect subsidiary of Lazard Ltd (NYSE: LAZ), offers a range of equity, fixed-income, and alternative investment products and solutions for clients worldwide.  As of June 30, 2008, LAM and affiliated asset management companies in the Lazard Group managed more than $134.1 billion worth of client assets. For more information about LAM, please go to www.Lazardnet.com.

Lazard, one of the world’s preeminent financial advisory and asset management firms, operates from 40 cities across 23 countries in North America, Europe, Asia, Australia, Central and South America.  With origins dating back to 1848, the firm provides advice on mergers and acquisitions, restructuring and capital raising, as well as asset management services to corporations, partnerships, institutions, governments, and individuals.  For more information on Lazard, please visit www.lazard.com.

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Cautionary Note Regarding Forward-Looking Statements
This press release contains “forward-looking statements.” In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, and the negative of these terms and other comparable terminology. These forward-looking statements are not historical facts but instead represent only our belief regarding future results, many of which, by their nature, are inherently uncertain and outside of our control. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements.

These factors include, but are not limited to, those discussed in our Annual Report on Form 10-K under Item 1A “Risk Factors,” and also disclosed from time to time in reports on Forms 10-Q and 8-K including the following:
•	A decline in general economic conditions or the global financial markets;
•	Losses caused by financial or other problems experienced by third parties;
•	Losses due to unidentified or unanticipated risks;
•	A lack of liquidity, i.e., ready access to funds, for use in our businesses; and
•	Competitive pressure.

Lazard Ltd is committed to providing timely and accurate information to the investing public, consistent with our legal and regulator obligations. To that end, Lazard and its operating companies use their websites to convey information about their businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates of assets under management in various hedge funds and mutual funds and other investment products managed by Lazard Asset Management LLC and its subsidiaries. Monthly updates of these funds will be posted to the Lazard Asset Management website (www.lazardnet.com) on the third business day following the end of each month. Investors can link to Lazard and its operating company websites through www.lazard.com.

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